                                                                   EXHIBIT 23(a)

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-15721) and related Prospectus of MBNA Corporation, MBNA Capital I, MBNA Capital II, MBNA Capital III, MBNA Capital IV and MBNA Capital V for the registration of Junior Subordinated Deferrable Interest Debentures and Preferred Securities and to the incorporation by reference therein of our report dated January 17, 1996 with respect to the consolidated financial statements of MBNA Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Baltimore, Maryland
December 6, 1996